Exhibit 99.3

December 3, 2015

KaloBios Announces Agreement to Acquire Benznidazole Program for the Treatment of Chagas Disease

KaloBios to seek first FDA approval for Chagas Disease and accompanying Priority Review Voucher Benznidazole is the current standard of care in countries outside of the United States

SOUTH SAN FRANCISCO, Calif., Dec. 3, 2015 /PRNewswire/ -- KaloBios Pharmaceuticals, Inc. (Nasdaq: KBIO), today announced that it has signed an agreement to acquire a benznidazole program for the treatment of Chagas Disease from Savant Neglected Diseases, LLC, a privately-held specialty pharmaceutical company. Under the terms of the agreement, KaloBios will pay an upfront payment of $2 million, plus regulatory milestones and a royalty based on product sales. The transaction is expected to close in the coming weeks.

Martin Shkreli, Chairman and Chief Executive Officer, said, "We are pleased to execute this agreement with Savant as it is consistent with our mission to improve the lives of patients by developing therapies for neglected diseases of high unmet medical need. An estimated 300,000 patients in the United States are afflicted with Chagas Disease and this number is growing at an alarming rate. Benznidazole is an extremely important medicine that is currently unavailable in the United States or Europe. KaloBios will work to bring this vital therapy to help patients avoid progression to Chagas' cardiomyopathy by offering early disease intervention."

KaloBios intends to file for Orphan Drug Designation and Fast Track Designation for benznidazole in Chagas Disease. Upon approval, KaloBios expects to receive a Neglected Tropical Disease Priority Review Voucher ("PRV"). In August 2015, the Food and Drug Administration determined that Chagas Disease was added to the list of designated tropical diseases whose product applications may result in the award of a PRV.

Chagas Disease is caused by the parasite Trypanosoma cruzi transmitted primarily by insects known as "kissing bugs". The Centers for Disease Control and Prevention estimates there are more than 300,000 individuals with Trypanosoma cruzi infection that live in the United States, with 30,000-45,000 cardiomyopathy cases and fewer than 500 congenital infections annually. Chagas disease occurs in two stages. An acute stage, where the affected persons are typically asymptomatic and, if left untreated, can progress to a chronic stage in which greater than 30% of cases develop serious heart or the digestive complications. Currently, there are only two treatments for Chagas disease available: nifurtimox and benznidazole. CDC recommends antitrypanosomal treatment for all cases of acute and congenital Chagas disease, reactivated infection, and chronic T. cruzi infection in individuals 18 years or younger.

Conference Call with Management

Management will host a teleconference and webcast to discuss today's news today at 5:30PM Eastern Time (2:30PM Pacific Time). Interested parties can listen to the live teleconference by dialing (800) 514-4861 from the U.S. and Canada or +1 (678) 809-2405 for international callers. Please provide the operator with the ID 96946266.

Individuals may access the live audio webcast by visiting the event URL at: http://ir.kalobios.com/events.cfm. A replay of the webcast will be available on the company's website for 90 days following the live event.

About KaloBios

KaloBios Pharmaceuticals, Inc. is seeking to improve the lives of patients by developing innovative therapies to treat diseases of high unmet medical need, with a current focus on oncology. KaloBios has focused on advancing lenzilumab, an anti-GM-CSF mAb that KaloBios is evaluating in oncology indications where GM-CSF may play a key role, such as chronic myelomonocytic leukemia (CMML). The IND for lenzilumab in CMML, an orphan oncology indication, has been cleared by the FDA.

For more information on KaloBios Pharmaceuticals, please visit our web site at http://www.kalobios.com.

Forward-Looking Statements

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and statements regarding the company's clinical development of lenzilumab. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to, the company's limited cash reserves and its ability to obtain additional capital on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials that the company has initiated or plans to initiate; the potential timing and outcomes of clinical studies of lenzilumab undertaken now or in the future; the ability of the company to timely source adequate supply of its development products from third party manufacturers on whom the company depends; the potential, if any, for future development of any of its present or future products; the company's ability to successfully progress, partner or complete further development of its programs; the uncertainties inherent in clinical testing; the timing, cost and uncertainty of obtaining regulatory approvals; the company's ability to protect the company's intellectual property; competition; changes in the regulatory landscape or the imposition of regulations that affect the company's products; and other factors listed under "Risk Factors" in the company's most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission on August 10, 2015, the Annual Report on Form 10-K filed on March 16, 2015, and the company's other filings with the Securities and Exchange Commission.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. The company has no obligation, and expressly disclaims any obligation to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, visit http://www.kalobios.com.

Contact:

Edward Painter

Head of Communications and Investor Relations

1-646-356-5617

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SOURCE KaloBios Pharmaceuticals, Inc.

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